Exhibit 99.1

Fisher Plaza Complex On Market

By Natalie Dolce

Fisher Plaza
SEATTLE-Over the past six months, there have been rumors about Fisher Communications looking to sell Fisher Plaza, its 293,727-square-foot headquarter building here, but GlobeSt.com’s Natalie Dolce learns that it is officially on the market. Moelis & Co. SVP Steve Moore, who is marketing the asset along with Matt A’Hearn on behalf of Fisher Communications, tells GlobeSt.com that so far, “interest is strong from national office and data center buyers, as well as local Seattle real estate players.”

Fisher Plaza, which is owned by Fisher Communications, combines wholesale data center, co-location, and class A office and retail space with state-of-the-art communications and media services, says Moore. Fisher Communications owns and/or operates 20 broadcast television stations, 10 radio stations in the Pacific North West and Western United States (Washington, Oregon, California, Idaho and Montana). Fisher owns ABC and Univision network affiliates in both Seattle and Portland and three radio stations in Seattle, its home market and corporate headquarters.

The building’s 293,727 square feet are connected by a common plaza lined with retail shops and a full-service sports-themed restaurant. Fisher Plaza consists of Fisher Plaza East and Fisher Plaza West. Fisher Plaza East is a five-story, 194,239-square-foot building that serves as the corporate headquarters of Fisher Communications and is home to local ABC affiliate KOMO TV, which is owned by the company. Fisher Plaza West is a six-story 99,488-square foot building consisting of 53,602 square feet of data center space and 29,171 square feet of office space. The two buildings are currently 96% occupied.

Moore tells GlobeSt.com that Fisher Plaza was recently appraised for $142 million. He also points out that the seller will remain in the building and lease its existing space at market rate rents.

“Seattle market is on a tear with substantial transaction volume and cap rate compression for office assets,” says Moore. “This is a marquee building and is one of two leading data centers in the Seattle market.”